EXHIBIT 99.1

LiveDeal, Inc. Second Quarter Results Set Stage for Double Digit Revenue Growth throughout 2014

LAS VEGAS, NV—May xx, 2014 - LiveDeal Inc. (NASDAQ: LIVE) ("LiveDeal" or the "Company"), a publicly traded company that operates www.livedeal.com, a geo-location based mobile marketing platform that enables restaurants to publish “real-time” and “instant offers” to nearby consumers, announced today its financial results for the three- month period that ended on March 31, 2014. The Company's results included the following:

•	Revenues increased by 22% year over year.

•	Current cash position is $9,569,594 as of March 31, 2014, compared to $1,297,275 for the comparable quarter in 2013.

•	Net Loss decreased by approximately 70%, year over year.

•	Stockholders’ Equity increased by 275%, to $12,155,736 for the 2ndQ 2014 compared to $3,237,245 for the comparable quarter in 2013

Jon Isaac, LiveDeal's President and Chief Executive Officer stated, “LiveDeal has now positioned itself to grow all facets of its core business. The increased traffic to its website enables LiveDeal to continue to build its brand, as well as build its potential advertising base, which we believe may result in a significant source of recurring income for the Company in the future. We believe that our strong cash position will enable us to grow our new Goods division in a conservative, responsible manner.”

Isaac continued, “What we believe separates LiveDeal from others in the industry is that we are focused on creating an ongoing, long-term sustainable revenue stream that will position us to be an industry leader in the instant deal space. Unlike our competition, we offer merchants free subscriptions to join the site forsaking a small amount of short term revenue to attract long term, quality subscribers, with the intent to ultimately establish a long-term sustainable revenue model. With LiveDeal’s long-term philosophy we believe we can increase the number of merchant subscribers to our database, enabling us to aggressively build our database and then begin to market our sites as an advertising medium, similar to the strategy followed by Groupon, Inc. (GPN) and Facebook, Inc. (FB).”

“We feel confident that sustained double-digit revenue growth will continue throughout 2014 with the addition of our Goods division,” concluded Mr. Isaac.

For more information, refer to the Company's Quarterly Report on Form 10-Q that was filed with the Securities and Exchange Commission and is available at www.sec.gov.

What is livedeal.com?

livedeal.com is a unique, real-time "deal engine" that connects merchants with consumers. The Company believes that it has developed a first-of-its-kind web/mobile platform providing restaurants with full control and flexibility to instantly publish customized offers whenever they wish to attract customers. The website includes a number of user and restaurant-friendly features, including:

•	an intuitive interface enabling restaurants to create limited-time offers and publish them immediately or on a preset schedule that is fully customizable;
•	state-of-the-art scheduling technology giving restaurants the freedom to choose the days, times and duration of the offers, enabling them to create offers that entice consumers to visit their establishment during their slower periods;
•	advanced publishing options allowing restaurants to manage traffic by limiting the number of available vouchers to consumers;
•	superior geo-location technology allowing multi-location restaurants to segment offers by location, thereby attracting customers to slower locations while eliminating potential over-crowding at busier sites;

•	innovative proprietary restaurant indexing methodology; and
•	a user-friendly mobile and desktop web interface allowing consumers to easily browse, download and instantly redeem "live" offers found on livedeal.com based on their location.

Restaurants can sign up to use the LiveDeal platform at the Company's website (www.livedeal.com).

About LiveDeal Inc.

LiveDeal Inc. provides marketing solutions that boost customer awareness and merchant visibility on the Internet. LiveDeal operates a deal engine, which is a service that connects merchants and consumers via an innovative platform that uses geo-location, enabling businesses to communicate real-time and instant offers to nearby consumers. In November 2012, LiveDeal commenced the sale of marketing tools that help local businesses manage their online presence under the Company's Velocity Local™ brand. LiveDeal continues to actively develop, revise, and evaluate these products and services and its marketing strategies and procedures. For more information, visit www.livedeal.com.

Forward-Looking and Cautionary Statements

This press release contains "forward-looking" statements that are based on present circumstances and on LiveDeal's predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward-looking statements, including any statements regarding the plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance, are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements. Forward-looking statements are made only as of the date of this release and LiveDeal does not undertake and specifically declines any obligation to update any forward-looking statements. Readers should not place undue reliance on these forward-looking statements.

Press inquiries:

Terry Johnston

855-531-4715

press@livedeal.com

http://livedeal.com/pressroom